Exhibit 4.3

FIRST SUPPLEMENTAL INDENTURE GOVERNING

5.750% SENIOR NOTES DUE 2022

OF GENERAL CABLE CORPORATION

This FIRST SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of September 6, 2013, among Prestolite Wire LLC, a Delaware limited liability company (“Prestolite”), and General Cable Canada Holdings LLC, a Delaware limited liability company (“Canada Holdings” and together with Prestolite, the “Guaranteeing Subsidiaries”), each a subsidiary of General Cable Corporation, a Delaware corporation (the “Company”), the Company, the other Guarantors (as defined in the Indenture referred to below) and U.S. Bank National Association, as trustee under the Indenture referred to below (the “Trustee”).

WITNESSETH

WHEREAS, the Company and certain initial Guarantors have heretofore executed and delivered to the Trustee an indenture (the “Indenture”), dated as of September 25, 2012, providing for the issuance of 5.750% Senior Notes due 2022 (the “Notes”); and

WHEREAS, on December 21, 2012, the U.S. Credit Agreement was amended to, among other things, remove General Cable Company, an unlimited liability company organized under the laws of Nova Scotia (the “Canadian Borrower”), and General Cable Canada Ltd., a corporation organized under the laws of Ontario (“Canada Ltd.” and collectively with the Canadian Borrower, the “Canadian Entities”), each as a borrower or guarantor under any U.S. Credit Facility and, as of such date, each Canadian Entity was released of its obligations as a Guarantor under the Indenture; and

WHEREAS, the Indenture provides that under certain circumstances the Guaranteeing Subsidiaries shall execute and deliver to the Trustee a supplemental indenture pursuant to which the Guaranteeing Subsidiaries shall unconditionally guarantee all of the Company’s Obligations under the Notes and the Indenture on the terms and conditions set forth herein (each a “Guarantee”); and

WHEREAS, pursuant to Section 8.01 of the Indenture, the Trustee is authorized to execute and deliver this Supplemental Indenture.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Guaranteeing Subsidiaries and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:

1. CAPITALIZED TERMS. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

2. AGREEMENT TO GUARANTEE. The Guaranteeing Subsidiaries hereby agree to provide a Guarantee on the terms and subject to the conditions set forth in the Indenture including, but not limited to, Article 10 thereof.

3. NO RECOURSE AGAINST OTHERS. No past, present or future member, manager, director, officer, employee, incorporator, stockholder or agent of the Guaranteeing Subsidiaries, as such, shall have any liability for any obligations of the Company, the Guaranteeing Subsidiaries, or any other Guarantor, under the Notes, any Guarantee, the Indenture or this Supplemental Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of the Notes or any Guarantee by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes and the Guarantee.

4. NEW YORK LAW TO GOVERN. THE INTERNAL LAW OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THIS SUPPLEMENTAL INDENTURE WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

5. COUNTERPARTS. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

6. EFFECT OF HEADINGS. The Section headings herein are for convenience only and shall not affect the construction hereof.

7. THE TRUSTEE. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Guaranteeing Subsidiaries and the Company.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed and attested, all as of the date first above written.

SIGNATURES

GENERAL CABLE CORPORATION

By:	/s/ Robert J. Siverd
Name:	Robert J. Siverd
Title:	Executive Vice President, General Counsel and Secretary

GENERAL CABLE CANADA HOLDINGS LLC

PRESTOLITE WIRE LLC

DIVERSIFIED CONTRACTORS, INC.

GC GLOBAL HOLDINGS, INC.

GENCA CORPORATION

GENERAL CABLE INDUSTRIES, INC.

GENERAL CABLE INDUSTRIES LLC

GENERAL CABLE OVERSEAS HOLDINGS, LLC

GENERAL CABLE TECHNOLOGIES CORPORATION

GK TECHNOLOGIES, INCORPORATED

MARATHON STEEL COMPANY

MLTC COMPANY

PD WIRE & CABLE SALES CORPORATION

PHELPS DODGE AFRICA CABLE CORPORATION

PHELPS DODGE ENFIELD CORPORATION

PHELPS DODGE INTERNATIONAL CORPORATION

PHELPS DODGE NATIONAL CABLES CORPORATION

By:	/s/ Brian J. Robinson
Name:	Brian J. Robinson
Title:	Executive Vice President

U.S. BANK NATIONAL ASSOCIATION, AS TRUSTEE

By:	/s/ William E. Sicking
Name:	William E. Sicking
Title:	Vice President and Trust Officer

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